Exhibit 10.7

FIRST AMENDMENT TO DEED OF LEASE

THIS FIRST AMENDMENT TO DEED OF LEASE (“First Amendment”) is made this 22nd day of April, 2005, by and between ARLINGTON OFFICE, L.L.C., a Delaware limited liability company (“Landlord”), and WATSON WYATT & COMPANY, a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, by that certain Deed of Lease dated as of April 27, 2004 (the “Lease”), Landlord leased to Tenant, and Tenant leased from Landlord, approximately 119,111 square feet of rentable area (the “Original Premises”) consisting of (i) the entire fourth (4th) floor of the Building containing approximately 28,591 square feet of rentable area, (ii) the entire fifth (5th) floor of the Building containing approximately 28,591 square feet of rentable area, (iii) the entire sixth (6th) floor of the Building containing approximately 28,591 square feet of rentable area, (iv) the entire seventh (7th) floor of the Building containing approximately 28,591 square feet of rentable area, and (v) approximately four thousand seven hundred forty-seven (4,747) square feet of rentable area located on the eighth (8th) floor of the Building (also referred to specifically as the “Initial Eighth Floor Space”), in the building located at 901 North Glebe Road, Arlington, Virginia (the “Building”), upon the terms and conditions set forth in the Lease;

WHEREAS, Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, an additional approximately 2,975 square feet of rentable area located on the eighth (8th) floor of the Building (the “Additional Eighth Floor Space”), upon the terms and conditions hereinafter set forth;

WHEREAS, the Original Premises and the Additional Eighth Floor Space are hereinafter collectively referred to as the “Premises”;

WHEREAS, Landlord and Tenant desire to amend the Lease (i) to provide for the performance of certain Common Area improvements on the eighth (8th) floor of the Building by Tenant; (ii) to provide for the construction by Tenant of certain storage space on the eighth (8th) floor of the Building; (iii) to reflect their understanding and agreement with regard to the lease of the Additional Eighth Floor Space; and (iv) to otherwise amend the Lease, as more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

Any capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

The definition of “Premises” in Section 1.B. of the Lease is hereby amended with respect to all periods beginning on and after the date of this First Amendment by inserting the following language at the end thereof:

“Notwithstanding the foregoing, Landlord and Tenant acknowledge that Tenant has exercised its right to increase the total rentable area of the Premises by leasing certain additional space located on the eighth (8th) floor of the Building, and Landlord and Tenant mutually agree that, as of the date of that certain First Amendment to Deed of Lease (the ‘First Amendment’), the portion of the Premises located on said eighth (8th) floor of the Building comprises 7,722 square feet of rentable area on the eighth (8th) floor of the Building, as shown on Exhibit A-1 attached hereto and made a part hereof, so that, as of the date of said First Amendment, the Premises comprises one hundred twenty-two thousand eighty-six (122,086) square feet of rentable area, subject to Tenant’s right to remeasure the Premises pursuant to Section 1.B. of this Lease.”

Section 4.A. of the Lease (captioned “Base Rent”) is hereby amended as of the date of this First Amendment as follows:

The Base Rent schedule set forth in said Section 4.A. is deleted in its entirety and the following Base Rent schedule is hereby inserted in lieu thereof:

Lease Year	Base Rent Per Square Foot Per Annum	Base Rent Per Annum	Monthly Base Rent
1	$32.50	$3,967,795.00	$330,649.58
2	$33.31	$4,066,684.66	$338,890.39
3	$34.14	$4,168,016.04	$347,334.67
4	$34.99	$4,271,789.14	$355,982.43
5	$35.86	$4,378,003.96	$364,833.66
6	$36.76	$4,487,881.36	$373,990.11
7	$37.68	$4,600,200.48	$383,350.04
8	$38.62	$4,714,961.32	$392,913.44
9	$39.59	$4,833,384.74	$402,782.06
10	$40.58	$4,954,249.88	$412,854.16
11	$43.08	$5,259,464.88	$438,288.74
12	$44.16	$5,391,317.76	$449,276.48

In the first sentence of the paragraph immediately following the Base Rent schedule in said Section 4.A., the language “one hundred nineteen thousand one hundred eleven (119,111)” is hereby deleted and the following language is inserted in lieu thereof: “one hundred twenty-two thousand eighty-six (122,086)”.

Notwithstanding anything to the contrary contained in the Lease, including, but not limited to Section 3 of the Lease, the Work Agreement (Exhibit C to the Lease) and the Shell Condition (Exhibit E to the Lease), Landlord and Tenant hereby acknowledge and agree that Tenant shall perform those improvements in the Common Area on the eighth (8th) floor of the Building which are set forth on Exhibit B attached hereto and made a part hereof (the “8th Floor Common Area Improvements”) in conjunction with Tenant’s performance of Tenant’s Work.  Under the Lease, Landlord had been obligated to perform certain improvements in the Common Area on the eighth (8th) floor to the Building standard level of finishes for Common Areas, but Tenant hereby waives such requirement and shall instead perform such work in lieu of Landlord, and therefore Landlord agrees to pay to Tenant the reasonable costs of performance of such 8th Floor Common Area Improvements (including, but not limited to, all architectural, engineering and building permit fees incurred by Tenant with respect to such 8th Floor Common Area Improvements) (“Landlord’s Common Area Allowance”) in consideration of Tenant’s performance of such work.  Tenant acknowledges and agrees that Tenant shall pay all costs of Tenant’s upgrades (i.e., improvements above the Building standard level of finishes) to the eighth (8th) floor Common Area.

Tenant shall provide completed, finished and detailed architectural drawings and specifications for the 8th Floor Common Area Improvements for Landlord’s review and written approval.  The provisions of Section II of the Work Agreement shall govern the performance of the 8th Floor Common Area Improvement (except that the time within which Landlord must deliver to Tenant notice of Landlord’s approval or disapproval of Tenant’s Engineering Plans and Specifications pursuant to Paragraph 3.a of Section II of the Work Agreement shall be within five (5) business days following Landlord’s receipt of same, rather than within thirteen (13) business days following Landlord’s receipt of same).

Landlord hereby acknowledges that the 8th Floor Common Area Improvements do not include the installation of bathrooms, mechanical rooms, telephone closets, elevator shafts, doors or janitorial closets on the 8th floor of the Building, which continue to constitute a portion of Landlord’s Work and for the performance of which Landlord remains responsible under the Lease.

Landlord shall reimburse Tenant for the costs incurred by Tenant for the 8th Floor Common Area Improvements, in the amount of Fifty Thousand Eight Hundred Dollars ($50,800.00), in accordance with the disbursement procedures set forth in the

Work Agreement.

Notwithstanding anything to the contrary contained in the Lease, including, but not limited to, Section 35 of the Lease (captioned “Storage Space”), Tenant hereby waives the obligation of Landlord to make improvements to the Storage Space and shall instead build out the storage space, comprising one thousand eight (1,008) usable square feet of area on the eighth (8th floor of the Building, as more particularly designated on Exhibit A-1 attached hereto and made a part hereof, in lieu of Landlord.  Tenant shall provide completed, finished and detailed architectural drawings and specifications for the storage space buildout for Landlord’s review and written approval, and the provisions of Section II of the Work Agreement shall govern Tenant’s performance of the Storage Space Improvements (as hereinafter defined).  Tenant shall perform those improvements to the Storage Space set forth on Exhibit C attached hereto and made a part hereof (the “Storage Space Improvements”).  Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant for the Storage Space Improvement (including, but not limited to, all architectural, engineering and building permit fees incurred by Tenant with respect to the Storage Space Improvements) in accordance with the disbursement procedures set forth in the Work Agreement.

Landlord and Tenant agree that the Storage Space shall not be considered part of the Premises for purposes of calculation of the Base Rent under the Lease, and that, instead, Tenant shall pay to Landlord the annual rent (the “Storage Space Rent”) set forth below, in equal monthly installments (the “Monthly Storage Space Rent”), as follows:

Lease Year	Storage Space Rent Per Usable Square Foot Per Annum	Storage Space Rent Per Annum	Monthly Storage Space Rent
1	$15.00	$15,120.00	$1,260.00
2	$15.45	$15,573.60	$1,297.80
3	$15.91	$16,037.28	$1,336.44
4	$16.39	$16,521.12	$1,376.76
5	$16.88	$17,015.04	$1,417.92
6	$17.39	$17,529.12	$1,460.76
7	$17.91	$18,053.28	$1,504.44
8	$18.45	$18,597.60	$1,549.80
9	$19.00	$19,152.00	$1,596.00
10	$19.57	$19,726.56	$1,643.88
11	$20.16	$20,321.28	$1,693.44
12	$20.76	$20,926.08	$1,743.84

Landlord hereby approves Tenant’s Architectural Drawings and Specifications and Tenant’s Engineering Plans and Specifications as described on Exhibit O attached hereto and made a part hereof.

Tenant hereby acknowledges that all items contained in the Landlord’s Turnover Condition Punch-List ( as defined in said Paragraph 1.f of Section I of the Work Agreement) have been completed.

The Tenant Allowance is hereby increased by One Hundred Sixty-Four Thousand Nine Hundred Fifty-One and 50/100 Dollars ($164,951.50) (the “Tenant Allowance Increase”), as follows:

in full resolution of a controversy which has arisen between Landlord and Tenant as to whether Landlord’s construction of dropped ceilings in the Premises as part of Landlord’s Work complies with the Base Building Plans, Landlord shall pay to Tenant the sum of Fifteen Thousand Dollars ($15,000), and Tenant hereby irrevocably waives any claims which it has or may have had with respect to the compliance of such dropped ceilings with the Base Building Plans in accordance with the last sentence of Paragraph 1.a. of Section I of the Work Agreement, and in settlement of any claims that Tenant has or may have had concerning whether certain VAV boxes were installed by Landlord in places other than as required by the Base Building Plans (Tenant hereby irrevocably waiving all such claims), Landlord shall pay to Tenant the sum of Thirty-Four Thousand Four Hundred Eighty-Six Dollars ($34,486.00);

also in accordance with the last sentence of Paragraph 1.a. of Section I of the Work Agreement, Landlord shall pay to Tenant the sum of One Hundred Eight Thousand Four Hundred Sixty-Five and 50/100 Dollars ($108,465.00) as reimbursement for certain VAV boxes which have been requested by Tenant in excess of the number of such VAV boxes which were provided for in the Base Building Plans and which additional VAV boxes were not installed by Landlord;

as provided in the Lease, Landlord shall pay to Tenant the sum of Five Thousand Dollars ($5,000.00) as reimbursement of costs incurred by Tenant in bringing fiber cable from the Building to the Premises; and

as was set forth in the Landlord’s Turnover Condition Punch-List, Landlord shall pay to Tenant the sum of Two Thousand Dollars ($2,000.00) for switchgear conduit removal.

The Tenant Allowance Increase shall become part of the Tenant Allowance and shall be paid by Landlord to Tenant at the time that installments of the Tenant Allowance are required to be paid pursuant to the Work Agreement.

Notwithstanding anything to the contrary set forth in the Lease (including, but not limited to, the Work Agreement), Tenant acknowledges that it has requested that Landlord cease installation of window blinds in the Premises until Tenant’s general contractor who is performing Tenant’s Work requests Landlord in writing to install such window blinds, at which time Landlord shall install such window blinds within thirty (30) days following Landlord’s receipt of Tenant’s general contractor’s written request; provided, however, that in no event shall the fact that the window blinds were not installed as and when originally provided in the Lease constitute a Landlord Delay.

Landlord and Tenant acknowledge that, because of Landlord’s placement of a certain strobe light in the lobby of the Building, the Approved Lobby Sign which is provided for in Section 39.B. of the Lease can not be installed in the location shown on Exhibit J-3 to the Lease, and that Landlord and Tenant have agreed as follows:  Notwithstanding anything to the contrary in said Section 39.B., in lieu of Tenant having the right to install one Approved Lobby Sign, (i) Tenant shall have the right to install two (2) signs in the main lobby of the Building, (ii) Exhibit J-3 attached hereto shall become Exhibit J-3 to Lease, (iii) the second sign which Tenant shall have the right to install in the main lobby of the Building shall be in the location shown on Exhibit J-4 attached hereto and made a part hereof, which Exhibit J-4 attached hereto shall become Exhibit J-4 to the Lease, and (iv) wherever used in the Lease, the term “Approved Lobby Sign” is hereby deleted and the term “Approved Lobby Signs” is hereby inserted in its place.  In consideration of Landlord’s granting the right to install the Approved Lobby Signs to Tenant, Tenant hereby irrevocably waives any claims which it has or may have had as a result of the inability to place the previously Approved Lobby Sign in the location contemplated by original Exhibit J-3 to the Lease.

Attached hereto as Exhibit P and made a part hereof is (a) Tenant’s plan for each of the signs to be placed in the location shown on Exhibit J-3, and the size of said sign shown on said Exhibit J-3 is hereby approved by Landlord, and Tenant’s plan for the sign to be placed in the location shown on Exhibit J-4, and the size of said sign shown on said Exhibit J-4 is hereby approved by Landlord.

Landlord and Tenant hereby acknowledge and agree that Landlord delivered possession of the Premises to Tenant in Turnover Condition on January 15, 2005 and that thus January 15, 2005 constitutes the Turnover Date under the Lease.

Landlord and Tenant hereby acknowledge and agree that, as of the date of this First Amendment, there does not exist and has not previously existed any Landlord Delays, Force Majeure Delays, or Unavoidable Delays with respect to Tenant’s Work or Landlord’s Work.

The Lease is further amended (i) by deleting Exhibit A in its entirety and inserting Exhibit A-1 in lieu thereof, which Exhibit A-1 is attached hereto and incorporated into the Lease, (ii) by deleting Exhibit J-3 in its entirety and inserting Exhibit J-3 hereto in lieu thereof, and (iii) by inserting Exhibits J-4, O and P therein, which Exhibits J-4, O and P are attached hereto and incorporated into the Lease.

Landlord and Tenant represent and warrant to each other that the person signing this First Amendment on its behalf has the requisite authority and power to execute this First Amendment and to thereby bind the party on whose behalf it is being signed.

Landlord and Tenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Brokers set forth in Section 1.K. of the Lease.  Landlord acknowledges that Landlord shall pay any commission or fee due to Jones Lang LaSalle, as agent of Landlord, and Equis Corporation, as agent of Tenant, pursuant to a separate agreement.  Each party shall indemnify and hold the other harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by such party or with whom such party has dealt other than the Brokers.

Except as expressly amended and modified herein, all terms, conditions and provisions of the Lease shall remain unmodified and in full force and effect.  In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall govern and control.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Deed of Lease as of the day and year first hereinabove written.

WITNESS:		LANDLORD:

ARLINGTON OFFICE, L.L.C., a Delaware limited liability company

		By:	JBG/Company Manager, L.L.C.,
a Delaware limited liability company Its Managing Member

By:	/s/ Ken Finkelstein		By:	/s/ Michael Glosserman	[SEAL]
Name: Ken Finkelstein			Name: Michael Glosserman Managing Member

WITNESS:		TENANT:

WATSON WYATT & COMPANY, a Delaware corporation

By:	/s/ Michael Brendes	By:	/s/ Carl D. Mautz	[SEAL]
Name: Michael Brendes				Carl D. Mautz
Vice President and Chief Financial Officer